Exhibit 99.1

DIVIDEND CAPITAL TRUST EXPANDS INTO THE CINCINNATI AND DALLAS MARKETS

Denver, December 16, 2003 /PRNewswire/ -Dividend Capital Trust announced today the acquisition of six high-quality distribution properties in Cincinnati and Dallas. These purchases are the company’s first in these two key target markets.

Dividend Capital’s Cincinnati acquisition includes three state-of-the-art facilities encompassing 470,957 square feet of distribution space. The properties were built in 2001 and 2003 and are part of Park West, a master-planned distribution park developed by IDI, a leading national developer. Park West is located close to several major interstate highways and is 6 minutes from the Cincinnati International Airport.

The properties are leased to an outstanding roster of tenant companies, including Sandvik, a global high-technology engineering group with approximately $6.5 billion in 2002 revenue.

In a separate transaction, Dividend Capital acquired three high-quality properties in Dallas, the largest distribution market in the Southwest. The facilities encompass 982,776 square feet of Class A space. Two of the properties are located in the Pinnacle Industrial Center, an infill submarket in Dallas, and the other is in the DFW Trade Center, which is one of the most stable markets in Dallas and boasts close proximity to the Dallas-Fort Worth Airport. These properties were also developed by IDI.

Pinnacle and DFW distribution space customers include International Truck & Engine, a manufacturer with 2002 revenues of $6.8 billion, and Actis, a joint-venture of three Toyota subsidiaries.

“These acquisitions are significant for Dividend Capital Trust on a number of fronts. First, they provide us with access to the Cincinnati and Dallas markets as we continue to expand our geographic footprint,” said Teresa Corral, Vice President of Dividend Capital Trust. “All six properties are in line with our overall strategic vision of building a portfolio of high-quality, adaptable distribution space in key distribution hubs throughout the U.S. We were also excited to complete our second and third acquisition deals with IDI, which is a leader in developing top-quality, state-of-the-art industrial properties.”

“We’re excited about Dividend Capital’s momentum. These acquisitions bring our total purchases in the second half of 2003 to approximately $130 million, which represents a significant run rate as well as a major milestone for our entire organization,” said Evan Zucker, Chief Executive Officer of Dividend Capital Trust.

Dividend Capital Trust, a Denver-based industrial real estate investment trust (REIT), is becoming a leader in providing quality distribution space to its customers across the United States. Dividend Capital is achieving this goal by acquiring high-quality facilities in major distribution markets and through strategic alliances with leading developers. For additional information on Dividend Capital, please visit our web site at www.dividendcapital.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Dividend Capital Trust’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to identify and acquire properties on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the effects of local economic and market conditions, regulatory changes and other risks and uncertainties detailed from time to time in Dividend Capital Trust’s filings with the Securities and Exchange Commission.